EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-59733 and 333-167661) of Cash America International, Inc. of our report dated June 23, 2010 relating to the financial statements of the Cash America International, Inc. 401(k) Savings Plan, which appear in this Form 11-K.

/s/ Whitley Penn LLP

Fort Worth, Texas
June 23, 2010